Exhibit 16.1

August 26, 2026

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Inhibikase Therapeutics, Inc. - Changes in Registrant’s Certifying Accountant

We have read Item 4.01 of Form 8-K dated August 26, 2026 of Inhibikase Therapeutics, Inc. and are in agreement with the statements contained within part a) therein. We have no basis to agree or disagree with the statements in part b) therein.

Sincerely,

/s/ CohnReznick LLP

CohnReznick LLP